UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 13, 2008

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS

000-26335

48-1017164

(State or other jurisdiction

(Commission

(I.R.S. Employer

of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.06 Material Impairments.

In connection with the review and preparation of the financial statements for the period ended September 30, 2008, Team Financial, Inc. (the “Company”) determined that several of its assets were deemed to be impaired as of that date.  The Company’s securities portfolio was impaired by approximately $2.5 million.  The reduction in fair value was the result of current market conditions related to trust preferred securities and corporate bond obligations issued by other financial institutions that the Company holds as investments, coupled with the Company’s lack of intent and ability to hold these investments.

The Company’s loan portfolio was also deemed to be impaired by an additional $11.5 million since June 30, 2008.  Accordingly, the Company has recorded a total provision for loan losses of not less than approximately $4.2 million for the three month period ending September 30, 2008.

Also in connection with the review and preparation of the financial statements for the period ended September 30, 2008, the Company deemed not less than approximately $4.2 million of its deferred tax asset to be impaired as it relates to the recoverability of certain deferred tax assets, as the Company has determined that it is more likely than not that a deferred tax asset will not be realized.

Section 8 — Other Events

Item 8.01 Other Events.

The following information in this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended.

The Company will not be able to file its Form 10-Q timely because it is still in the process of assessing certain accounting estimates and preparing information necessary to complete the Form 10-Q, particularly including Management’s Discussion and Analysis of Financial Condition and Results of Operations.  The Company now expects to report a net loss for the three months ended September 30, 2008 of no less than $9.8 million, or $2.72 basic and diluted loss per share.  The Form 10-Q will be filed as soon as possible.  The Company is however, providing the following disclosures:

Regulatory Environment

On September 2, 2008 and September 3, 2008, respectively, both of the Company’s subsidiary banks (the “Banks”), TeamBank and Colorado National Bank, each consented and agreed to the issuance of a Consent Order (the “Consent Orders”) by the Office of the Comptroller of Currency (the “OCC”).  Among other things, the Consent Orders require the Banks to appoint a compliance committee to monitor compliance with the Consent Orders; within 120 days develop a three year strategic plan establishing objectives for the Banks; within 120 days develop a capital plan and increase Tier 1 capital to at least 8% of adjusted total assets and Tier 1 capital to at least 10% of risk-weighted assets or approximately $3.5 million of capital; appoint a new senior loan officer; develop within 30 days and maintain a liquidity management program that addresses the Banks’ current and expected funding needs and ensure that sufficient funds or access to funds exists to meet those needs; take action to protect the Bank’s interests in assets criticized by the OCC; implement and adhere to a written credit policy to improve the Bank’s loan portfolios management; obtain current independent appraisals on any loan in excess of $500,000 in the case of TeamBank and $300,000 in the case of Colorado National Bank that is secured by real property where borrower has failed to comply with contractual terms of the loan agreement and an analysis of current financial information does not demonstrate the ongoing ability of the borrower or guarantor to perform in accordance with the contractual terms of the loan agreement; continue to employ an independent review annually of the lending function; establish a program designed to manage the risk of the Bank’s commercial real estate loan portfolio, and establish a program for the maintenance of an adequate allowance for loan and lease losses.   Also, the Banks may not declare a dividend to the holding company  unless the Bank is in compliance with its approved capital plan both before and after the payment of the dividend, the Bank is in compliance with traditional regulation regarding dividend declaration amounts, and the Bank has received a prior written determination of no supervisory objection by the OCC.  Subsequent to the issuance of the Consent Orders, the OCC has requested daily liquidity reports in order to monitor the Banks’ liquidity.  The OCC has expressed their ongoing concern regarding liquidity issues and related matters of TeamBank, and has reiterated the need for comprehensive liquidity plans and strategies, which they believe are currently deficient. TeamBank and Colorado National Bank neither admitted nor denied any wrongdoing in consenting to their respective Consent Orders.  The foregoing description of the Consent Orders is qualified in its entirety by reference to the terms of the Consent Orders, which are attached as Exhibit 10.32 and 10.34 in the Company’s Current Report filed on Form 8-K on September 8, 2008.

The Consent Orders stem from an examination of the Banks, from which both of the Banks received a letter from the OCC, Kansas City South Field office on April 24, 2008, indicating that it believes the Banks are deemed to be in “troubled condition” for purposes of Section 914 of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, and, as a result, the Banks are subject to specified restrictions on operations.  On July 13, 2008, the Company also received a similar “troubled condition” letter from the Federal Reserve Bank of Kansas City with regard to the holding company.  These letters were based upon the OCC staff’s determination that the Banks had deficiencies in credit administration practices, loan risk rating systems, loan loss allowance methodologies, and levels of classified assets.  The restrictions provide that:  (1) the Banks must notify the OCC 90 days before adding or replacing a member of their respective boards of directors or employing any, or promoting any existing employee as a senior executive officer, and (2) the Banks may not, except under certain circumstances, enter into any agreements to make severance or indemnification payments or make any such payments to institution-affiliated parties.  Similar restrictions also apply to the Company as a result of the “troubled condition” letter received by the Federal Reserve Bank of Kansas City.

The Company also expects to enter into a supervisory agreement with the Federal Reserve Bank of Kansas City relating to our operations as a bank holding company.  We expect that any such agreement will require that will not be able to declare or pay any dividends without prior written approval of the Federal Reserve Bank of Kansas City, and that we will not be able to take dividends or other forms of payment representing a reduction in capital from our subsidiary banks without prior approval of the Federal Reserve Bank of Kansas City.  In addition, we expect we will not be able to make any distributions of interest, principal, or other sums on our trust preferred securities without prior approval of the Federal Reserve Bank of Kansas City.  We expect that the agreement would contract restrictions on our debt levels and restrict us from incurring, increasing or guaranteeing any debt without the prior written approval of the Federal Reserve Bank of Kansas City, as well as a prohibition on purchasing or redeeming any shares of our stock.  We would also expect that the agreement would require us to formulate a capital plan requiring us to maintain sufficient capital at the holding company level and at each of our subsidiary banks, and for us to provide cash flow projections.  We also expect that the agreement would require us not to increase any fees or written service agreements relating to our subsidiary banks or imposing any new charges on our subsidiary banks.

Although the Company and its subsidiaries are working on complying with the Consent Orders and correcting the deficiencies identified by the OCC and the Federal Reserve Bank, deficiencies still exist and the Company’s subsidiaries are not currently in compliance with the Consent Orders.  The Company and its subsidiary banks expect to continue to work with the OCC and the Federal Reserve Bank to address any regulatory concerns.  However, should either of the Company’s subsidiaries fail to meet the requirements of the Consent Orders by the specified due dates, the regulators may take further enforcement actions, which could include placing either or both banks into receivership, in which case our ability to continue operations would be extremely doubtful.

A consequence of the regulatory issues mentioned above is that the Company no longer qualifies as a financial holding company under the Federal Reserve Bank’s guidelines.  Since early 2005, the Company has not engaged in any activities permissible only to “financial holding companies,” such as owning and operating a broker-dealer or an insurance-related business as defined in the Bank Holding Company Act.  Effective July 3, 2008, the Company became a bank holding company under the Federal Bank Holding Company Act.

On May 5, 2008, the Company infused $1,750,000 and $250,000 in capital to TeamBank, N.A. and Colorado National Bank, respectively.  The capital infusions were funded through the Company’s existing line of credit.  The Company has no remaining borrowing capacity under this line of credit.  The Company is currently in default on this line of credit as a result of the subsidiary banks’ not being in compliance with the Consent Orders, mentioned above.  As a result of the Company’s subsidiaries not being in compliance with their Consent Orders at this time, the Company is currently in default on the terms of this line of credit; however, US Bank has agreed to forbear any action at this time.

Notes Payable and Other Borrowings.

Effective as of June 30, 2008, the Company’s line of credit with US Bank was amended to lower the Company’s borrowing capacity under the line of credit from $6 million to $4 million, the outstanding balance as of September 30, 2008.  Effective July 1, 2008, interest began accruing at an annual rate of 2% over the prime rate announced by US Bank, which will adjust each time that prime rate adjusts.   The line of credit matures on January 31, 2009, at which time the Company will request that the maturity date be extended.  As a result of the Company’s subsidiaries not being in compliance with their Consent Orders with the Office of the Comptroller of Currency (“OCC”) at this time, the Company is currently in default on the terms of this line of credit; however, US Bank has agreed in writing to forbear any action at this time.  The Consent Orders do not permit the declaration of a dividend from either bank to the holding company unless certain conditions are met.  As a result, should US Bank require that the note be paid off because of the default, or should US Bank not extend the maturity date upon its January 31, 2009 maturity date, the Company does not anticipate that it will have the means to comply with the payoff provisions stipulated in the line of credit agreement without sales of assets, which will in turn require regulatory approval.  Accordingly, the Company’s ability to conduct operations could be jeopardized.

The Company’s subsidiary banks have debt arrangements at the Federal Home Loan Bank (FHLB) with aggregated balances outstanding of $118.5 million as of September 30, 2008, which consists of $10.5 million of overnight advances included in federal funds purchased and $108.0 million in FHLB advances.  FHLB borrowings are collateralized by FHLB common stock, investment securities and certain qualifying mortgage loans of our subsidiary banks.  Classified loans are not considered eligible collateral at the FHLB.  Because the Company’s subsidiary banks, and TeamBank in particular, have had significant increases in classified loans in recent months, the Banks have seen a corresponding decrease in our loans that are considered eligible collateral.  As of the date of this report, TeamBank currently does not have adequate eligible collateral pledged with the FHLB to cover the outstanding obligation on these borrowings, but is in the process of substituting other collateral it believes is adequate.  TeamBank is in the process of moving this collateral from the Federal Reserve Bank of Kansas City to the FHLB.  TeamBank is also replacing the collateral moved from the Federal Reserve with other qualifying collateral. As a result of the current deficit in eligible pledged collateral at the FHLB, TeamBank has no borrowing capacity at the FHLB.  If TeamBank were to have inadequate collateral at the FHLB and if the FHLB were to declare a default on the applicable borrowing agreement, the entire balance outstanding would become immediately due and payable and the FDIC could seize and sell most of TeamBanks’ assets, which would in-turn result in substantial losses and the Company’s ability to continue operations would be extremely doubtful.

Capital Adequacy

The Company and the subsidiary banks are subject to the regulatory capital adequacy requirements of the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency, as applicable.  A combination of risk-based guidelines and leverage ratios are used to evaluate regulatory capital adequacy.  Additionally, the Consent Orders stipulate capital adequacy ratio minimums for the subsidiary banks.  As of September 30, 2008, neither TeamBank nor Colorado National Bank met all of the minimum capital ratios required by their Consent Orders.  Additionally, based on the Banks’ current and projected levels of capital, the Company can not assure that the Banks will be able to meet the minimum capital ratios established in the Consent Orders without raising additional capital.  In the current economic environment, there is significant risk that the Company will not be able to raise additional capital to ensure compliance with the capital requirements of the Consent Orders.  Failure to meet the regulatory capital guidelines in the Consent Orders may result in the initiation by the Company’s regulators of additional supervisory actions which could include placing the Banks into receivership, in which case our ability to continue operations would be extremely doubtful.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements And Exhibits.

None.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

By:	/s/ Bruce R. Vance
Bruce R. Vance, Interim Chief Financial Officer

Date: November 19, 2008